Exhibit (e)

MAIN STREET CAPITAL CORPORATION

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

July 18, 2017

TERMS AND CONDITIONS OF THE PLAN

The following constitutes the Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”) of Main Street Capital Corporation (the “Company”), as in effect beginning on the date first set forth above.

PURPOSE

1.                                      What is the purpose of the Plan?

The primary purpose of the Plan is to give holders of shares of our common stock and new investors a convenient and economical way to acquire additional shares of our common stock by reinvesting all or a portion of the cash dividends paid on their shares of our common stock to purchase additional shares of our common stock and by making optional cash payments to purchase shares of our common stock. In these ways, the Plan is intended to benefit our long-term investors by allowing them to increase their investment in our common stock. The Plan also provides us with a cost-efficient way to raise additional capital through the direct sale of our common stock to participants in the Plan.

ADVANTAGES AND DISADVANTAGES

2.                                      What are the advantages of the Plan?

The primary advantages of the Plan are as follows:

•                        Direct Purchase of Initial Shares: New investors may enroll in the Plan by making an initial investment in shares of at least $250 (or $100 if you sign up for automatic monthly investments), but not more than $25,000.

•                        Reinvestment of Dividends or Distributions: Participants may purchase additional shares of our common stock automatically by reinvesting all or a portion of their cash dividends paid on shares of our common stock. Dividend payments not reinvested will be paid by check or, upon request, by direct deposit to an account at a U.S. bank or financial institution. As a result of the Emergency Economic Stabilization Act of 2008, you must reinvest at least 10% of your dividend distribution each dividend period to participate in the dividend reinvestment option under the Plan.

•                        Direct Purchase of Additional Shares through Optional Cash Investments: Participants may purchase additional shares of our common stock by making optional cash investments of at least $100 per investment, with a maximum allowable investment of $25,000 per month. You can make optional cash investments by check or by authorizing a one-time debit or automatic monthly deductions from your bank checking or savings account. For automatic monthly deductions, bank accounts are debited on the 10th of each month (or, if that day is not a business day, then on the prior business day), and funds will be invested beginning on the next applicable Cash Purchase Investment Date (as defined herein under Question 14).

•                        Fractional Shares: All cash dividends or distributions paid on a participant’s shares and all cash investments made by a participant are fully invested in additional shares of our common stock because the Plan permits fractional share interests to be credited to Plan accounts. In addition, dividends will be paid on, and may be reinvested with respect to, such fractional share interests.

•                        Discount: If we issue new shares of our common stock to participants in the Plan, we may sell them, at our discretion, at a discount from 0 to 5% from the market price of our common stock (exclusive of any applicable fees we may pay on your behalf). We will pay all of your optional cash purchase fees and any related commissions on shares purchased directly from us and all of your dividend reinvestment transaction fees (regardless of whether the shares are acquired directly from us, in the open market or in privately-negotiated transactions). If the Plan Administrator acquires our shares in the open market or in privately-negotiated transactions for participants in the Plan, we may discount such shares by paying from 0 to 5% of the purchase price for such shares (exclusive of any applicable brokerage or other fees we may pay on your behalf).  Any such discounts will be made at our sole discretion.

•                        Certificates: Participants may request the issuance of share certificates for all or a portion of their Plan shares free of charge.

•                        Certificate Safekeeping: The Plan offers a “safekeeping” service for a $7.50 fee, whereby record holders may deposit any stock certificates they may have with the Plan Administrator and have their certificated shares credited to their account. This feature prevents stock certificate loss, theft or destruction. Since deposited shares become book-entry shares, they may be transferred or sold through the Plan in a convenient and economical manner. The $7.50 fee will be waived if you elect to deposit your shares and, at the same time, sell them through the Plan.

•                        Reduced Fees: The Plan provides participants with the opportunity to acquire additional shares of our common stock directly from us without having to pay, subject to certain exceptions, the trading fees or service charges associated with an independent purchase.

•                        Sale or Transfer of Shares: Participants may request the sale of a portion or all of their Plan shares. The proceeds of the sale, less an administrative fee of $15.00 and commission of $.10 per share, will be sent to you by check (generally within four days following the sale). A Form 1099-B will be mailed to you in February of each year related to your sales of shares in the prior year for income tax purposes. Participants may also direct the Plan Administrator to transfer to another participant or any other person or entity, at no cost to the participant, all or a portion of their Plan shares provided that all transfer requirements have been met.

•                        Simplified Recordkeeping: The Plan Administrator will mail Plan statements after each dividend. In addition, an advice will be mailed to you after each purchase, which advice will include the number of shares purchased and the purchase price. You may also view your transaction history online by logging into your account. Details available online include stock price, commission paid, and transaction type and date.

3.                                      What are the disadvantages of the Plan?

The primary disadvantages of the Plan are as follows:

•                        No Interest Paid on Funds Pending Investment: No interest is paid on dividends or optional cash investments held by the Plan Administrator pending reinvestment or investment or that may ultimately be returned to you. In addition, optional cash payments of less than $100, and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $25,000, are subject to return to you without interest.

•                        Purchase/Sale Price Determination: Participants have no control over the share price or the timing of the purchase or sale of Plan shares. Participants cannot designate a specific price or a specific date at which to purchase or sell shares of our common stock or the selection of a broker/dealer through or from whom purchases or sales are made. Participants will not know the exact number of shares purchased until after any particular investment date. In addition, because the Plan Administrator must receive funds for a cash purchase prior to the actual Cash Purchase Investment Date (as defined herein under Question 14) of the common stock, your investments may be exposed to changes in market conditions.

•                        Reinvested Dividends and Other Amounts may be Treated as Dividends for Tax Purposes: Participants who reinvest dividends paid on shares of our common stock will be treated for U.S. federal income tax purposes as having received a dividend but will not receive cash to pay any tax payment that may be owed on that dividend. In addition, in some cases the participant will be treated as having received an additional distribution attributable to any Plan discount that may be offered.  The Plan Administrator will report to both the IRS and the participant the Cost Basis for shares purchased or sold.   As a result of the Emergency Economic Stabilization Act of 2008, you must reinvest at least 10% of your dividend distribution each dividend period to participate in the dividend reinvestment option under the Plan.

•                        Purchase Price may be Higher than Market Price: Shares of common stock purchased directly from us under the Plan are based on a formula described under Question 17. As a result of this formula, the purchase price under the Plan may exceed the open market price on any particular investment date.

•                        No Assurance of a Profit or Protection from Losses on Shares Purchased under the Plan: Your investment in the Plan is no different from any investment in shares of our common stock held by you. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, nor the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all of your shares.

ADMINISTRATION

4.                                      Who will administer the Plan?

American Stock Transfer & Trust Company LLC has been appointed as administrator of the Plan. You should send all correspondence with the Plan Administrator to:

American Stock Transfer & Trust Company LLC

6201 15th Avenue

Brooklyn, NY 11219

All transaction processing should be directed to:

American Stock Transfer & Trust Company LLC

P.O. Box 922

Wall Street Station

New York, NY 10269-0560

Plan Administration Department

Please mention Main Street Capital Corporation and this Plan in all correspondence with the Plan Administrator. In addition, you may call the Plan Administrator at 1-866-706-8371 or contact the Plan Administrator via the internet at www.astfinancial.com.

The Company may replace the Plan Administrator at any time upon written notice to the Plan Administrator and may designate another qualified administrator as successor Plan Administrator for all or a part of the Plan Administrator’s functions under the Plan. All participants would be notified of any such change. If the Company changes the Plan Administrator, references in this Plan to Plan Administrator shall be deemed to be references to the successor Plan Administrator, unless the context requires otherwise.

5.                                      What are the responsibilities of the Plan Administrator?

The Plan Administrator’s responsibilities principally include:

•                        administration of the Plan;

•                        acting as your agent;

•                        keeping records of all Plan accounts;

•                        sending statements of activity to each participant;

•                        purchasing and selling, on your behalf, all common stock under the Plan; and

•                        the performance of other duties relating to the Plan.

Holding Shares. If you purchase shares through optional cash payments and do not choose to have the dividends that are paid with respect to these shares reinvested, you must indicate that the shares are not to be enrolled in the dividend reinvestment program. The Plan Administrator will hold any shares you choose to enroll in the dividend reinvestment program and will register them in the Plan Administrator’s name (or that of its nominee) as your agent.

Receipt of Dividends. As record holder for the Plan shares, the Plan Administrator will receive dividends on all Plan shares held on the dividend record date, will credit these dividends to your Plan account on the basis of whole or fractional Plan shares held in such account, and will automatically reinvest such dividends in additional common stock unless you select the cash payment only option on the authorization form or direct the Plan Administrator that you wish to receive cash payments only (which instructions can always be changed by providing notice to the Plan Administrator). Any remaining portion of cash dividends not designated for reinvestment will be sent to you. The record date associated with a particular dividend is referred to in this Plan as a “dividend record date.”

Other Responsibilities. The Plan Administrator also acts as dividend disbursing agent, transfer agent and registrar for our common stock.

Replacement Administrator. If the Plan Administrator resigns or otherwise ceases to act as Plan Administrator, we will appoint a new Plan Administrator to administer the Plan.

ELIGIBILITY AND ENROLLMENT

6.                                      Who is eligible to participate in the Plan?

Record Owners. You are a record owner if you own shares of our common stock that are registered in your name with our transfer agent. If you are a record owner, you may participate directly in any or all of the features of the Plan.

Beneficial Owners. You are a beneficial owner if you own shares of our common stock that are registered in the name of a broker, bank or other nominee. If you are a beneficial owner, you must either (i) become a record owner by having one or more shares transferred into your own name, or (ii) coordinate your participation in the Plan through the broker, bank or other nominee in whose name your common stock is held.

New Investors. If you do not currently own shares of our common stock, you can participate in the Plan by making an initial purchase of shares of our common stock through the Plan with a minimum investment of $250 (or $100 if you sign up for automatic monthly investments).

7.                                      Are there limitations on participation in the Plan other than those described under Question 6?

Regulations in certain countries may limit or prohibit participation in this type of plan. Persons residing outside the United States who wish to participate in the Plan should first determine whether they are subject to any governmental regulation prohibiting their participation.

You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or, if you are a corporation or other entity, where you are organized or domiciled. If you are a citizen of, or organized or domiciled in, a country other than the U.S., you should independently confirm that by participating in the Plan you will not violate local laws governing, among other matters, taxes, currency and exchange controls, stock registration and foreign investments. We reserve the right to terminate participation of any participant if we deem it advisable under any foreign laws or regulations.

The Plan is designed for long-term investors who would like to invest and build ownership of shares of our common stock over time. The Plan is not intended to provide stockholders with a mechanism for generating short-term profits through rapid turnover of shares acquired at a discount. Further, the Plan’s intended purpose precludes any individual or entity from establishing a series of related accounts for the purpose of conducting arbitrage operations or exceeding the optional monthly cash investment limit. You should not use the Plan to engage in short-term trading activities that could change the normal trading volume of shares of our common stock. If you engage in short-term trading activities, we may prevent you from participating in the Plan. We reserve the right, in our sole discretion, to modify, deny, suspend or terminate participation by a Plan participant who, in our determination, is using the Plan for purposes inconsistent with the intended purpose of the Plan or which adversely affect the price of our common stock. In such an event, the Plan Administrator will notify the participant in writing of its action and will continue to hold the participant’s shares in book-entry form, but will no longer reinvest the participant’s dividends or accept optional cash investments from the participant.

8.                                      How do I become a Plan participant?

Record Holders. Record holders may join the plan by completing and signing an authorization form and returning it to the Plan Administrator or by following the enrollment procedures specified on the Plan Administrator’s website at www.astfinancial.com. Authorization forms may be obtained at any time by written request or by telephoning the Plan Administrator at the address and telephone number provided in Question 4, or via the internet at the Plan Administrator’s website. The initial minimum investment for existing record holders is $100.

Beneficial Holders. A beneficial holder may request that the number of shares the beneficial holder wishes to be enrolled in the Plan be re-registered by the broker, bank or other nominee in the beneficial holder’s own name as record owner in order to participate directly in the Plan. Alternatively, beneficial holders who wish to join the Plan may instruct their broker, bank or other nominee to arrange participation in the Plan on the beneficial holder’s behalf. The broker, bank or other nominee should then make arrangements with its securities depository, and the securities depository will provide the Plan Administrator with the information necessary to allow the beneficial holder to participate in the Plan.

New Investors. If you do not currently own any shares of our common stock, you may enroll in the Plan by making an initial purchase of shares of our common stock with a minimum investment of $250 (or $100 if you sign up for automatic monthly investments), but your initial investment cannot exceed $25,000. The new investor should complete the portions of the authorization form for a new investor wishing to become a participant and should designate the amount of the initial investment of our common stock. At the same time, the new participant may designate all or some portion of shares to be enrolled in the dividend reinvestment program. The authorization form should be returned to the Plan Administrator, with payment, on or before the applicable dates described in Question 9. The new investors may also follow the enrollment procedures specified on the Plan Administrator’s website at www.astfinancial.com to join the Plan. Online enrollment should be completed on or before the applicable dates described in Question 9. Once you are a stockholder, the minimum purchase amount is reduced to $100. If you reinvest dividends on a portion of your shares you need to reinvest at least 10% of your dividend distribution each dividend period.

9.                                      When will my participation in the Plan begin?

New investors are automatically enrolled to participate in Full Dividend Reinvestment (as described herein under Question 11) unless they designate otherwise at least three business days before a Dividend Reinvestment Date (as defined herein under Question 12) for a particular dividend.

If you are a current stockholder who has previously elected not to participate in dividend reinvestment and your authorization form is received by the Plan Administrator on or before the dividend record date established for a particular dividend, reinvestment will commence with that dividend. If your authorization form is received after the dividend record date established for a particular dividend, reinvestment will begin on the Dividend Reinvestment Date (as defined herein under Question 12) following the next dividend record date if you are, or your broker, bank or other nominee is, still a record owner. Additionally, if you have submitted your authorization form and thus are enrolled in the Plan, and you wish to make optional cash payments to purchase shares under the direct stock purchase program, the Plan Administrator must receive full payment two business days before the Cash Purchase Investment Date (as defined herein under Question 14).

In the case of new investors making an initial investment, both the authorization form and full payment of their designated initial investment must be received two business days before the Cash Purchase Investment Date.

Once you enroll in the Plan, you will remain enrolled in the Plan until you withdraw from the Plan, we terminate your participation in the Plan or we terminate the Plan.

10.                               What does the Plan Administrator’s website provide?

Instead of submitting an authorization form, you can participate in the Plan by accessing the Plan Administrator’s website at www.astfinancial.com. The following services are available to you online:

•                        Enroll or terminate your participation in the Plan

•                        Make initial and additional purchases of common stock

•                        Sell common stock

•                        Request a stock certificate for non-fractional shares of common stock held in your Plan account

•                        View your account history and balances

•                        Establish automatic cash investment procedures through direct debit of your U.S. bank account

•                        View Plan materials

DIVIDEND REINVESTMENT OPTIONS

11.                               What are my dividend reinvestment options?

The dividend reinvestment option you elect can be applied to all your shares, whether held in certificate form, in direct registration or in the Plan.

•                        Full Dividend Reinvestment. If this option is elected, the Plan Administrator will apply all cash dividends on all shares of our common stock then or subsequently registered in your name, and all cash dividends on all Plan shares, together with any optional cash payments, toward the purchase of additional Plan shares. All withholding amounts will be withheld from cash dividends before the dividends are reinvested in the Plan.

•                        Partial Dividend Reinvestment. If this option is elected, the Plan Administrator will apply all cash dividends on only the number of shares of our common stock then or subsequently registered in your name and specified on the authorization form and all cash dividends on all Plan shares, together with any optional cash payments, toward the purchase of additional Plan shares, minus applicable withholding amounts, if any. Under the Emergency Economic Stabilization Act of 2008, if you elect the partial dividend reinvestment option, you must reinvest at least 10% of your dividend distribution each Dividend Reinvestment Date.

Unless you designate otherwise, you will be enrolled as having selected the full dividend reinvestment option. In addition, if you return a properly executed authorization form to the Plan

Administrator without electing an investment option, you will be enrolled as having selected the full dividend reinvestment option.

Change of Option. You may select any one of the options desired, and the designated options will remain in effect until you specify otherwise by indicating a different option on a new authorization form, by withdrawing some or all shares from the Plan in favor of receiving cash dividends or in order to sell your common stock, or until your participation in the Plan, or the Plan itself, is terminated.

12.                               When are dividends reinvested?

If the Plan Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such cash dividends on the date the dividend is paid, which we refer to as the “Dividend Reinvestment Date.” If the Dividend Reinvestment Date falls on a day that is not a trading day for the New York Stock Exchange, or the NYSE, then the investment will occur on the next NYSE trading day. If the Plan Administrator acquires shares from parties other than us, such purchases may occur before or after the Dividend Reinvestment Date but no later than thirty (30) days following that date, except where completion at a later date is necessary or advisable under any applicable U.S. federal or state securities laws or regulations.

OPTIONAL CASH INVESTMENTS

13.                               How do I make optional cash investments?

Once you have enrolled in the Plan by submitting an authorization form, you may make optional cash investments at any time in three ways:

•                        One-Time Online Investment. You may make a one-time optional cash investment by accessing your account online at www.astfinancial.com. To purchase shares via online investment, you must authorize the withdrawal of funds from your bank account by electronic funds transfer.

•                        Automatic Monthly Investments. If you wish to make regular periodic purchases without writing checks, you can authorize automatic monthly withdrawals from your U.S. bank account. Participants’ bank accounts are debited on the 10th of each month (or, if that day is not a business day, then on the prior business day), and funds will be invested beginning on the next applicable investment date. You can authorize automatic monthly withdrawals by accessing your account at www.astfinancial.com, or by completing and submitting to the Plan Administrator an automatic cash investment form, which you may obtain online or by telephoning the Plan Administrator. To terminate monthly purchases by automatic deduction, you must send the Plan Administrator written, signed directions or follow the procedures specified on the Plan Administrator’s website at www.astfinancial.com.

•                        Check. You may send the Plan Administrator a check in U.S. dollars drawn on a U.S. bank and made payable to “American Stock Transfer & Trust Company LLC.” If you are not in the

United States, please contact your bank to verify that it can provide you with a check that clears through a U.S. bank and that the dollar amount printed is in U.S. Dollars. The Plan Administrator is unable to accept payment in the form of checks that clear through non-U.S. banks. The Plan Administrator will not accept payment in the form of cash, money orders, traveler’s checks or third-party checks. To facilitate the processing of your investment, please use the appropriate form attached to your account statement and mail your check and form to American Stock Transfer & Trust Company LLC as indicated on the form. You may obtain an Optional Cash Investment form by accessing your account online at www.astfinancial.com or by calling the Plan Administrator.

Insufficient Funds. A $25 fee will be assessed if any check or deposit is returned unpaid or if an automatic withdrawal from your bank account fails due to insufficient funds. In addition, the Plan Administrator will consider null and void the request for any optional cash investment associated with insufficient funds and will immediately remove any shares already credited to your account in anticipation of receiving those funds. The foregoing fee and any other incidental costs associated with the insufficient funds will be collected by the Plan Administrator through the sale of an appropriate number of shares from your Plan account. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance.

No interest is paid on your payment pending its investment in shares of our common stock. During the period that an optional cash investment is pending, the collected funds in the possession of the Plan Administrator may be invested in money market mutual funds registered under the Investment Company Act (including those of an affiliate of the Plan Administrator or for which the Plan Administrator or any of its affiliates provides management advisory or other services) consisting entirely of (i) direct obligations of the United States, or (ii) obligations fully guaranteed by the United States. The Plan Administrator will retain any investment income from such investments and will bear the risk of loss from such investments.

14.                               When will shares be purchased?

Initial and Optional Cash Investments up to and including $25,000. If the Plan Administrator acquires shares directly from us, then the date on which cash investments up to and including $25,000 will be made, which we refer to as the Cash Purchase Investment Date, will be (i) the 15th of each month (or the previous NYSE trading day if the 15th day is not an NYSE trading day), (ii) or, in the case of February, the last NYSE trading day of the month. If the Plan Administrator acquires shares from parties other than us, it will attempt to buy shares of our common stock in the open market through a registered broker-dealer or privately negotiated transaction. Such purchases may begin before or after the Cash Purchase Investment Date, and will be completed no later than thirty (30) days following such date, except where completion at a later date is necessary or advisable under any applicable U.S. federal or state securities laws or regulations.

No interest will be paid on cash dividends pending investment or reinvestment under the terms of the Plan.

15.                               What are the minimum and maximum amounts for optional cash investments under the Plan?

Optional cash investments are subject to a monthly minimum purchase requirement of $100 and a maximum purchase limit of $25,000. For purposes of the Plan, we may aggregate all dividend reinvestments and optional cash investments for participants with more than one account. We reserve the right to not honor requests for investments if we deem that an individual is using the Plan as a trading account.  The Plan has been designed to offer individuals with the opportunity to build equity and not as trading account.  In addition, all Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined, in our sole discretion, that reinvestment of dividends and optional cash investments for each such account would be consistent with the purposes of the Plan, we have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

COMMON STOCK PURCHASES

16.                               What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan and all optional cash investments will be used to purchase either newly issued shares directly from us, shares on the open market or in privately negotiated transactions with third parties, at our or the Plan Administrator’s discretion. Shares purchased directly from us will consist of authorized but unissued shares of common stock. We may change the source of the common stock for the Plan, in our sole discretion, without providing you notice that we are doing so.

17.                               At what price will shares be purchased?

With respect to cash dividend reinvestment purchases:

•                        If the shares of our common stock are purchased directly from us, the purchase price will be the closing sales price per share reported on the NYSE on the valuation date fixed by the board of directors for such dividend, subject to any discount rate (ranging from 0% to 5%, exclusive of any applicable fees we may pay on your behalf) as we shall determine in our sole discretion. You will not be charged any fees or commissions with respect to such purchases. Any discount rate will apply uniformly to all dividend reinvestments by participants on any given Dividend Reinvestment Date.

•                        If the shares of our common stock are purchased in the open market or in privately negotiated transactions, the purchase price will be the weighted average price paid per share for all the shares purchased in connection with such purchases, subject to any discount rate (ranging from 0% to 5%, exclusive of any applicable brokerage or other fees we may pay on your behalf) as we shall determine in our sole discretion. Any discount rate will apply uniformly to all dividend reinvestments by participants on any given Dividend Reinvestment Date.

With respect to optional cash investments:

•                        If the shares of our common stock are purchased directly from us, the purchase price will be the closing sales price per share reported on the NYSE on the Cash Purchase Investment Date, subject to any discount rate (ranging from 0% to 5%, exclusive of any applicable fees we may pay on your behalf) as we shall determine in our sole discretion. You will not be charged any fees or commissions with respect to such purchases. Any discount rate will apply uniformly to all optional cash investments by participants on any given Cash Purchase Investment Date.

•                        If the shares of our common stock are purchased in the open market or in privately negotiated transactions, the purchase price will be the weighted average price paid per share for all the shares purchased in connection with such purchases, subject to any discount rate (ranging from 0% to 5%, exclusive of any applicable brokerage or other fees we may pay on your behalf) as we shall determine in our sole discretion. Any discount rate will apply uniformly to all optional cash investments by participants on any given Cash Purchase Investment Date.

Dividend reinvestments and optional cash purchases will be treated as separate and distinct transactions. Accordingly, to the extent that dividend reinvestments and optional cash purchases occur on the same trading day or days, it is possible that the price at which shares of our common stock are acquired pursuant to dividend reinvestments may differ from the price at which shares of our common stock are acquired pursuant to optional cash purchases. In addition, if dividend reinvestments and optional cash purchases occur concurrently or close in time to one another, the price at which our shares are acquired under the Plan could be higher as a result of such transactions, which could result in Plan participants receiving fewer shares in connection with dividend reinvestments and/or optional cash purchases than might otherwise be the case.

We may, at our sole discretion, offer a discount from 0% to 5% of the market price, as calculated as set forth herein (exclusive of any applicable fees we may pay on your behalf), on purchases of common stock under the Plan. We are not required to sell shares issued by us at a discount to the Plan or to pay a discount with respect to shares purchased by the Plan Administrator in the open market.  If we implement discounts on any feature of the Plan, any such discounts will be made at our sole discretion; and the discount rate we may offer will be subject to change or discontinuance at our discretion and without prior notice to participants in the Plan. The discount rate, if any, will be determined by us from time to time based on a review of current market conditions, the level of participation in the Plan, our current and projected capital needs and other factors that we deem to be relevant. Any discounts that we are offering under the Plan will be disclosed on the Plan Administrator’s website at www.astfinancial.com.

STOCK CERTIFICATES AND SAFEKEEPING

18.                               Will I receive certificates for shares purchased through the Plan?

Normally, common stock purchased for you under the Plan will be held in the name of the Plan Administrator or its nominee. The Plan Administrator will credit the shares to your Plan account in “book-entry” form. This service protects against loss, theft or destruction of certificates evidencing common stock.

19.                               Can I get certificates if I want them?

No certificates will be issued to you for shares in the Plan unless you submit a written request to the Plan Administrator or, in certain cases, until your participation in the Plan is terminated. At any time, you may request the Plan Administrator to send a certificate for some or all of the whole shares credited to your account. This request should be mailed to the Plan Administrator at the address set forth in the answer to Question 4 or made via the internet on the Plan Administrator’s website at www.astfinancial.com. There is no fee for this service. Any remaining whole shares and any fractions of shares will remain credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances.

20.                               May I deposit stock certificates I currently hold into my Plan account for safekeeping?

You may also elect to deposit with the Plan Administrator certificates for other common stock that you own and that are registered in your name for safekeeping under the plan for a fee of $7.50 payable each time you deposit certificates with the Plan Administrator. The Plan Administrator will credit the common stock represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your Plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service is convenient if and when you sell shares of common stock through the Plan. Because you bear the risk of loss in sending certificates to the Plan Administrator, you should send certificates by registered mail, return receipt requested, and properly insured to the address specified in Question 4 above.

21.                               In whose name will certificates be registered when issued?

Your Plan account will be maintained in the name in which your certificates were registered at the time of your enrollment in the Plan. Stock certificates for those shares purchased under the Plan will be similarly registered when issued upon your request. If your shares are held through a broker, bank or other nominee, such request must be placed through your broker, bank or other nominee.

SALE AND TRANSFER OF SHARES

22.                               How can I sell shares?

You may instruct the Plan Administrator to sell all or any part of the shares held in your Plan account by doing any of the following:

•                        access the Plan Administrator’s website at www.astfinancial.com. Select “Shareholder Account Access.” You will be prompted to enter your ten-digit account number (provided to you on your account statement) and your social security number (or PIN number, if you do not have a social security number). From the left toolbar, select “Sell. D/R Shares;”

•                        call 1-866-706-8371 to access the Plan Administrator’s automated telephone system; or

•                        complete and sign the tear-off portion of your account statement or purchase confirmation and mail the instructions to the Plan Administrator.

If there is more than one individual owner on the Plan account, all participants must authorize the transaction and sign the instruction. As with purchases, the Plan Administrator aggregates all requests to sell shares and then sells the total share amount on the open market through a broker. Sales will be made daily, unless the Plan Administrator, at its discretion, determines to sell shares less frequently (but not later than five trading days after receipt) if the total number of the shares to be sold is not sufficient.

If you sell or transfer only a portion of the shares in your Plan account, you will remain a participant in the Plan and may continue to make optional cash investments and reinvest dividends. The Plan Administrator will continue to reinvest the dividends on the shares credited to your account unless you notify the Plan Administrator that you wish to withdraw from the Plan.

The Plan requires you to pay all costs associated with the sale of your shares under the Plan. You will receive the proceeds of the sale, less a $15 service fee per transaction and a $.10 per share commission paid to the Plan Administrator and less any other applicable fees by check.  A Form 1099-B will be mailed to you in February of each year related to your sales of shares in the prior year for income tax purposes.

Termination of Account Upon Sale of All Shares. If the Plan Administrator sells all shares held in your Plan account, the Plan Administrator will automatically terminate your account. In this case, you will have to complete and file a new authorization form to rejoin the Plan.

Timing and Control. Because the Plan Administrator will sell the shares on behalf of the Plan, neither we nor any participant in the Plan have the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear the market risk associated with fluctuation in the price of our shares. That is, if you send in a request to sell shares, it is possible that the market price of our shares could go down or up before the broker sells your shares and the per share sales price you receive will be the average price of all shares sold for Plan participants with respect to that sale date. In addition, you will not earn interest on a sales transaction.

Alternatively, you can transfer some or all of the shares held in your Plan account to your account with a broker or bank, who can then sell the shares for you. If you need additional assistance regarding the transfer of your shares, please telephone the Plan Administrator, and consult your broker or bank about the fees and expenses related to their sale of your shares.

The price of our common stock fluctuates on a daily basis. The price may rise or fall after you submit your request to sell and prior to the ultimate sale of your shares of our common stock. The price risk will be borne solely by you. You cannot revoke your request to sell once it is made.  The Plan Administrator will report to both the IRS and the participant Cost Basis for shares purchased or sold.

TERMINATION OF PARTICIPATION

23.                               How do I terminate my participation?

You may discontinue the reinvestment of your dividends at any time by notifying the Plan Administrator in writing at its mailing address or via its internet address specified in the answer to Question 4. To be effective for any given dividend payment, the Plan Administrator must receive notice three business days before the Dividend Reinvestment Date for such dividend payment. If the request to terminate participation is received less than three business days before the Dividend Reinvestment Date, then that dividend will be reinvested. After the Plan Administrator terminates your account, future dividends will be paid out in cash on all balances. Upon termination of your Plan account, you will receive a certificate for the whole shares held for you under the Plan free of charge. A cash payment will be made for any fractional shares held in your account at the time of termination based on the current market value less any applicable sales fees. Alternatively, if you so direct, the Plan Administrator will sell all or part of the shares credited to your Plan account by using the transaction stub on the bottom of your statement and mailing it to the address listed in Question 4. You may also make this request via the Plan Administrator’s internet site at www.astfinancial.com.

FEES AND COMMISSIONS

24.                               What are the costs of participating in the Plan?

You will not pay any trading fees, brokerage commissions or service fees on common stock purchased directly from us through the Plan or in connection with the purchase of shares of our common stock in the open market or in privately negotiated transactions to fulfill optional cash investments or dividend reinvestments under the Plan. You will, however, be responsible for any trading fees, brokerage commissions or service fees paid in connection with your sale of shares from the Plan. We will pay all costs of administration of the Plan. Please refer to the following tabular summary of Plan fees and commissions for more information regarding the current costs of participating in the Plan:

Summary of Fees and Commissions

Enrollment fee for new investors:	None
Purchase of shares:	Paid by the Company
Purchase of shares in the open market or in privately negotiated transactions:	Paid by the Company
Sale of shares (partial or full):	$15.00 per transaction
Trading fees (applicable when shares are sold in the open market):	$.10 per share
Termination fee:	$15.00 transaction fee
Gift or transfer of shares:	None
Deposit of stock certificates for safekeeping:	$7.50 per deposit
Issuance of share certificates:	None
Returned checks for insufficient funds or rejected automatic withdrawals:	$25.00
Duplicate statements:	$25.00 (current year free)

The Plan Administrator will deduct the applicable fees or commissions from the proceeds of the sale.

We and the Plan Administrator reserve the right to amend or modify this Plan Service Fee schedule at any time and from time to time.

REPORTS AND NOTICES TO PARTICIPANTS

25.                               How will I keep track of my investments?

The Plan Administrator will mail Plan statements after each dividend. In addition, an advice will be mailed to you after each purchase, which advice will include the number of shares purchased and the purchase price. You may also view your transaction history online by logging into your account. Details available online include stock price, commission paid, and transaction type and date.

You should retain these statements to determine the tax cost basis of the shares purchased for your account under the Plan. In addition, you will receive copies of other communications sent to our stockholders, including our annual report to stockholders, the notice of annual meeting and proxy statement in connection with our annual meeting of stockholders and Internal Revenue Service information for reporting dividends paid.

You can also view your account history and balance online by accessing the Plan Administrator’s website at www.astfinancial.com.

26.                               Where will notices be sent?

The Plan Administrator will address all of its notices to you at your last known address. You should notify the Plan Administrator promptly, in writing, of any change of address.

FEDERAL TAX CONSEQUENCES

27.                               What are some of the U.S. federal income tax consequences of a stockholder’s participation in the Plan?

A summary of the U.S. federal income tax consequences of holding shares of our common stock generally is set forth in the section titled “Material U.S. Federal Income Tax Considerations” in the plan prospectus filed with the U.S. Securities and Exchange Commission, or the SEC. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of shares of common stock acquired pursuant to the Plan.

28.                               What are the effects of the U.S. federal income tax withholding provisions applicable to U.S. stockholders?

A summary of the effects of the U.S. federal income tax withholding provisions applicable to U.S. stockholders is set forth in the section titled “Material U.S. Federal Income Tax Considerations” in the plan prospectus filed with the SEC.

OTHER INFORMATION

29.                               How can I vote my shares?

You will receive proxy material for all shares in your Plan account. You may vote your shares of common stock either by designating the vote of the shares by proxy or by voting the shares in person at the meeting of stockholders. The proxy will be voted in accordance with your direction. If you do not provide voting instructions but timely and properly submit your proxy, all of your shares will be voted in accordance with the recommendations of the board of directors. If you do not return the proxy card or if you return it unsigned, none of your shares will be voted unless you vote in person at the meeting of stockholders.

30.                               If we have a rights offering related to the common stock, how will a stockholder’s entitlement be computed?

Your entitlement in a rights offering related to the common stock will be based upon the number of whole shares credited to your Plan account. Rights based on a fraction of a share credited to your Plan account will be sold for that account and the net proceeds will be invested as an optional cash investment on the next Cash Purchase Investment Date. In the event of a rights offering, transaction processing may be curtailed or suspended by the Plan Administrator for a short period of time following the dividend record date for such action to permit the Plan Administrator to calculate the rights allocable to each account.  Transaction processing may be curtailed or suspended until the completion of any rights offering.

31.                               What happens if we declare a dividend payable in stock or declare a stock split?

Stock Dividends and Stock Splits. If dividends are paid in the form of shares of our common stock, or if shares of our common stock are distributed in connection with any stock split or similar transaction, each account balance will be adjusted to reflect the receipt of shares of our common stock paid or distributed. You will receive a statement indicating the number of shares or amount of cash dividends paid as a result of the transaction. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

Other Capitalization Changes. If there occurs any other transaction that results in the number of outstanding shares of our common stock being increased or decreased, such as a recapitalization, reclassification, reverse stock split or other combination of shares of our common stock, or other increase or decrease in shares of our common stock effectuated without receipt of consideration by us, each account balance will be adjusted to reflect the results of such transaction. You will receive a statement indicating the effects of such transaction on your account balance.

32.                               Can the Plan be amended, modified, suspended or terminated?

We reserve the right to amend, modify, suspend or terminate the Plan at any time in our sole discretion. You will receive written notice of any material amendment, modification, suspension or termination. We and the Plan Administrator also reserve the right to change any administrative procedures of the Plan in our discretion.

If we terminate the Plan, you will receive a certificate for all whole shares of common stock held in your Plan account and a check representing the value of any fractional shares based on the then-current market price. We also will return to you any uninvested dividends or optional cash payments held in your Plan account.

We reserve the right to terminate American Stock Transfer & Trust Company LLC as Plan Administrator and appoint another institution to serve as Plan Administrator, or to administer the Plan ourselves. All participants will receive notice of any such change, which may be by e-mail to participants electing to receive communications electronically of any such change.

33.                               Are there any risks associated with the Plan?

Your investment in the Plan is no different from any investment in shares of our common stock held by you. If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, nor the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan. You bear the risk of loss in value and enjoy the benefits of gains with respect to all of your shares. You need to make your own independent investment and participation decisions consistent with your situation and needs. None of us, our subsidiaries and affiliates, nor the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions. For more information regarding risks relating to an investment in shares of our common stock, see “Risk Factors” in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and in the other reports we have filed or later file with the SEC. We advise you to consult any additional disclosures that we may make directly to you or through reports that we may file in the future with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the FDIC or any government agency.

Neither we, our subsidiaries, our affiliates, nor the Plan Administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of this Plan and on the forms that are designed to accompany each investment or activity.

In addition, the purchase price for shares acquired through the Plan will vary and cannot be predicted. The purchase price may be different from (more or less than) the price of acquiring shares on the open market on the relevant date. Your investment in Plan shares will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to sell—both as to timing and pricing terms and related expenses—or otherwise liquidate shares under the Plan is subject to the terms of the Plan and the withdrawal procedures. Also, no interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment or sale.

34.                               What are the responsibilities of Main Street and the Plan Administrator?

Neither we, our subsidiaries, our affiliates, nor the Plan Administrator will be liable for any act, or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of this Plan and on the forms that are designed to accompany each investment or activity. This limitation of liability includes, but is not limited to, any claims of liability for:

•                        failure to terminate an account upon the death of a participant before receiving written notice of such death and a request to terminate participation from a qualified representative of the deceased;

•                        failure by a participant to receive communications regarding the Plan, when the participant fails to update changes to the address or e-mail address on file with the Plan Administrator;

•                        purchase or sale prices reflected in a participant’s Plan account or the dates of purchases or sales of a participant’s Plan shares; or

•                        any fluctuation in the market value of a participant’s Plan Shares after any purchase or sale of shares.

We, any of our agents and the Plan Administrator, will not have any duties, responsibilities or liabilities other than those expressly set forth in the Plan or as imposed by applicable laws, including U.S.

federal and state securities laws. Since the Plan Administrator has assumed all responsibility for administering the Plan, we specifically disclaim any responsibility for any of the Plan Administrator’s actions or inactions in connection with the administration of the Plan. None of our directors, officers, employees or stockholders will have any personal liability under the Plan.

We, any of our agents and the Plan Administrator, will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

The payment of dividends is at the discretion of our board of directors and will depend upon future earnings, our financial condition and other factors. The board of directors may change the amount and timing of dividends at any time without notice.

35.                               How will you interpret and regulate the Plan?

Our officers are authorized to take any actions that are consistent with the Plan’s terms and conditions. We reserve the right to interpret and regulate the Plan as we deem necessary and desirable in connection with the Plan’s operations. Any such determination by us will be conclusive and binding on Plan participants.

36.                               What law governs the Plan?

The laws of the State of New York govern the Plan.